EXHIBIT 99.1

Itec Environmental Group, Inc. Engages Brean Murray & Co., Inc. as its Investment Bank and Corporate Finance Advisor

RIVERBANK, Calif.--(BUSINESS WIRE)— May 16, 2005, Itec Environmental Group, Inc. (OTCBB: ITEC) today announced that Brean Murray & Co., Inc., (BMCI) (www.bmur.com) a full service NYC-based investment bank, has been engaged by the company to act as its investment banker and corporate finance advisor.  Founded in 1973, BMCI is an Institutionally directed investment bank that focuses on small-cap, emerging growth and special situation companies across a variety of industries.  As a full-service securities firm and NASD member, BMCI offers equity research, investment banking, asset management and institutional sales & trading.

“We are extremely pleased to be working with BMCI given their solid reputation in the financial community and expressed dedication to the future success of Itec Environmental Group”, stated Gary De Laurentiis, Chairman & Chief Executive Officer of Itec. “BMCI’s experience with emerging growth companies and institutionally-directed investment banking strategy makes them a perfect fit for Itec as we move forward with the implementation of our business plan”, added Mr. De Laurentiis.

About the Company

Itec Environmental Group offers solutions to pressing environmental problems faced by public agencies and private entities involved in the recycling of plastics. In a research partnership with Honeywell FM&T, Itec has developed and successfully commercialized a revolutionary new system for the recycling of plastic containers. Its proprietary Eco2TM System costs 30% less to operate, uses no water, removes all contaminates and odors from the finished flake, is closed-loop and thus non-polluting, and produces no toxic by-products.

Please visit our web site at http://www.iteceg.com. Any interested parties wishing to be included in Itec Environmental Group's mailing list, please email your request to info@iteceg.com or Contact: Gary M. De Laurentiis 209-848-3900.

Cautionary Warning Regarding Forward-Looking Statements

This press release may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to attract and retain key executive officers and the professional advisors necessary to guide us through our corporate restructuring; (4) the successful consummation of the $2,000,000 loan through the California Integrate Waste Management Board; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders, creditors and/or former or current investors; (7) the Company's ability to comply with federal, state and local government regulations; (8) the Company’s ability to secure raw plastic and produce and sell a large quantity of its PET and HDPE flake; and (9) other factors over which we have little or no control.